Exhibit 99.1

Contact:	Joseph Podolski CEO (281) 719-3447

Repros Therapeutics Inc. Reports Third Quarter 2009 Financial Results

THE WOODLANDS, Texas – November 9, 2009 — Repros Therapeutics (NasdaqGM:RPRX) today announced financial results for the third quarter ended September 30, 2009.

Financial Results

Net loss for the three month period ended September 30, 2009, was ($10.2) million or ($0.66) per share as compared to a net loss of ($6.6) million or ($0.51) per share for the same period in 2008.  The net loss for the nine month period ended September 30, 2009 was ($25.9) million or ($1.69) per share as compared to a net loss of ($19.3) million or ($1.51) per share for the same period in 2008.  The increase in loss for both the three and nine month periods ended September 30, 2009 as compared to the same period in 2008 was primarily due to an increase in our clinical development activities for Proellex®, including costs to close out the studies, and our general and administration expenses, partially offset by decreased expenses in clinical development activities for Androxal®.

Research and Development expenses, or R&D, increased 41% or approximately $2.4 million to $8.3 million for  the three month period ended September 30, 2009 as compared to $5.9 million for the same period in the prior year and increased 24% or approximately $4.3 million to $21.8 million for the nine month period ended September 30, 2009 as compared to $17.5 million for the same period in the prior year.  The increase in R&D expenses for both the three and nine month periods ended September 30, 2009 is due primarily to an increase in clinical activities in the development of Proellex®, including costs to close out the studies, and a patent impairment charge related to Proellex®, partially offset by decreased expenses in clinical development activities for Androxal®.

General and administrative expenses, or G&A, increased 162% to approximately $2.0 million for the three month period ended September 30, 2009 as compared to $750,000 for the same period in the prior year.  G&A payroll and benefit expense include salaries, bonuses, relocation expense, severance costs, non-cash stock option compensation expense and fringe benefits.  Included in payroll and benefit expense is a charge for non-cash stock option expense of $266,000 for the three month period ended September 30, 2009 as compared to $105,000 for the same period in the prior year.  Additionally, salaries for the three month period ended September 30, 2009 were $307,000 as compared to $193,000 for the same period in the prior year.  The increase in salaries is primarily due to an increase in headcount, partially offset by a 50% salary reduction for all salaried employees effective August 16, 2009. G&A operating and occupancy expenses, which include expenses to operate as a public company, increased 177% or approximately $763,000 to $1.2 million for the three month period ended September 30, 2009 as compared to $432,000 for the same period in the prior year.  The increase is primarily due to an increase in legal services of $737,000.

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G&A increased 85% to approximately $4.1 million for the nine month period ended September 30, 2009 as compared to $2.2 million for the same period in 2008.  G&A payroll and benefit expense include salaries, bonuses, relocation expense, severance costs, non-cash stock option compensation expense and fringe benefits.  Included in payroll and benefit expense is a charge for non-cash stock option expense of $711,000 for the nine month period ended September 30, 2009 as compared to $346,000 for the same period in the prior year.  Additionally, salaries for the nine month period ended September 30, 2009 were $870,000 as compared to $577,000 for the same period in the prior year.  The increase in salaries is primarily due to an increase in headcount, partially offset by a 50% salary reduction for all salaried employees effective August 16, 2009. G&A operating and occupancy expenses, which include expenses to operate as a public company, increased 83% or approximately $1.0 million to $2.3 million for the nine month period ended September 30, 2009 as compared to $1.2 million for the same period in the prior year.  The increase is primarily due to an increase in legal and consulting services of $932,000.

Interest income decreased 100% to zero for the three month period ended September 30, 2009 as compared to $45,000 for the same period in 2008 and decreased 99% to $4,000 for the nine month period ended September 30, 2009 as compared to $405,000 for the same period in the prior year.  The decrease for both the three and nine month periods ended September 30, 2009 was primarily due to lower combined cash, cash equivalents and marketable securities balances and reduced interest rate yields that have occurred as we moved our cash investments solely into a money market mutual fund.

As of September 30, 2009 we had 16,677,404 shares of common stock outstanding.

Liquidity and Going Concern Uncertainty

Note 1 of the Company's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008 includes disclosure regarding the substantial doubt about the Company's ability to continue as a "going concern".  Additionally, the report of its independent registered public accounting firm included in the Annual Report on Form 10-K for the year ended December 31, 2008 includes an explanatory paragraph that there is substantial doubt about Repros' ability to continue as a "going concern". Repros also received a similar going concern opinion for the year ended December 31, 2007.  The Company refers you to the risk factors set forth in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2008, including the one titled, "If we fail to obtain the capital necessary to fund our operations, we will have to delay, reduce or eliminate our research and development programs or commercialization efforts" and to the additional risk factors set forth in Item 1A of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (to be filed today), including the ones titled, "Our ability to continue as a going concern requires that we raise additional funds immediately, without which we will need to cease our business operations and begin bankruptcy or liquidation proceedings" and "We may need to seek protection under the provisions of the U.S. Bankruptcy Code, and in that event, it is unlikely that stockholders would receive any value for their shares" for a complete discussion of the risks associated with our inability to raise additional capital on a timely basis.

As of September 30, 2009, we had approximately $2.5 million in cash and cash equivalents and our accounts payable and accrued expenses were approximately $12.2 million. On October 13, 2009, we completed a direct registered offering of 3.5 million shares of our common stock at a purchase price of $1.27 per share for net proceeds after expenses of approximately $4.1 million pursuant to an effective shelf registration statement.  As a result of the October 29, 2009 settlement agreement with certain of our creditors to issue them shares of our common stock, at $1.10 per share, and cash as payment in full for our then-outstanding liabilities with such creditors, we have reduced the amount of our accounts payable and accrued expenses by approximately $8.9 million subsequent to September 30, 2009.  Despite such actions, the  amount of cash on hand is not sufficient to fund future clinical trials of Androxal®, complete all necessary activities relating to the suspension of our clinical trial program for Proellex®, pay our accounts payable and accrued expenses as well as our normal corporate overhead and expenses.  We are in the process of exploring potential new financing alternatives that may allow us to maintain our current reduced level of operations; however, there can be no assurances that we will be successful in raising any such funds on a timely basis or at all.  Significant additional capital will be required for us to continue development of either of our product candidates.  Failure to raise sufficient funds in the immediate short term as described above will likely result in the filing of bankruptcy and dissolution of the Company.

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About Repros Therapeutics

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to successfully defend itself against the class action complaints, maintain its listing on The NASDAQ Global Market and raise needed additional capital in the immediate future on acceptable terms or at all in order for it to continue its operations, Repros’ ability to have success in the clinical development of its technologies, the occurrence, timing and outcome of any meetings with the FDA, whether clinical trials of Proellex may be resumed, whether any safe and effective dose for Proellex can be determined, whether a clear clinical path for Androxal can be realized and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

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REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues and other income
Interest income	$-	$45	$4	$405
Total revenues and other income	-	45	4	405

Expenses
Research and development	8,282	5,874	21,765	17,514
General and administrative	1,962	750	4,126	2,236
Total expenses	10,244	6,624	25,891	19,750

Net loss	$(10,244)	$(6,579)	$(25,887)	$(19,345)

Net loss per share - basic and diluted	$(0.66)	$(0.51)	$(1.69)	$(1.51)

Weighted average shares used in loss per share calculation:
Basic	15,503	12,775	15,286	12,775
Diluted	15,503	12,775	15,286	12,775

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(Unaudited)

Cash and cash equivalents	$2,547	$19,470
Other currents assets	278	1,392
Fixed assets (net)	16	28
Patents and patent applications (net)	1,109	1,713
Total assets	$3,950	$22,603

Accounts payable and accrued expenses	$12,235	$6,989
Stockholders' equity	(8,285)	15,614
Total liabilities and stockholders' equity	$3,950	$22,603